SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                                 Form 8-K

                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): January 29, 1997.

                              NET LNNX, INC.
 ........................................................................
             (Exact name of Registrant as specified in its charter)

          Pennsylvania               0-14614            23-1726390
 ........................................................................
(State or other jurisdiction        (Commission        (IRS Employer
           of incorporation)         File Number)    Identification No.)

       324 Datura Street, Suite 150, West Palm Beach, Florida 33401
 ........................................................................
(Address of principal executive offices)                    (Zip Code)

     Registrant's telephone number, including area code: (561) 659-1196

 ........................................................................
     (Former name or former address, if changed since last report)

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Item 2. Acquisition or Disposition of Assets.

(a)     Disposition of TrueNet, Inc.

     On January 31, 1997 Net Lnnx, Inc. (the "Company") entered into a Sale and Purchase Agreement with The Banana Corporation, Inc. ("BCI") to transfer to BCI One Hundred Percent (100%) of the common stock and assets of the Company's wholly owned subsidiary, TrueNet Corporation ("TrueNet"), a Florida corporation. TrueNet operates as an internet service provider in West Palm Beach, FL. The transaction was negotiated at "arms length" and the consideration paid represents a fair market value.

     As consideration for the TrueNet stock and asset transfer, BCI transferred to the Company Ten Percent (10%) (100,000 shares) of BCI's common stock which, pursuant to agreement, is restricted for a period of Thirty Six
(36) months. The restrictions may lapse in the event of certain events. BCI reserved the right to repurchase from the Company up to Fifty Thousand (50,000) shares of such common stock at a price of $1.50 per share within One
(1) year of the date of execution of the Sale and Purchase Agreement. BCI also granted the Company an option, in the event BCI does not exercise the abovementioned repurchase option, to purchase an additional Ten Percent (10%) (100,000 shares) of the common stock of BCI, at a price of $1.50 per share.

(b)     Disposition of Communications/USA, Inc.

     On January 31, 1997, the Shareholders of the Company approved the Purchase Agreement dated January 17, 1997 between the Company and Palm Capital, Inc. ("Palm") to transfer to Palm 2,550,000 shares of Communications/USA, Inc. ("Comm/USA"), a Florida corporation, which represented One Hundred Percent (100%) of the Company's ownership interests of Comm/USA (the "Transaction"). Comm/USA, through its wholly owned subsidiary CommTel/USA, Inc., owns and operates Voice-Tel franchises which comprises the West Coast of Florida from Tampa Bay to Naples, and the East Coast of Florida from Cocoa to Stuart. Voice-Tel is in the interactive voice messaging industry and sells its products to both local customers and national accounts.

     The Transaction was negotiated at "arms length" and the consideration paid represents a fair market value. Raul E. Balsera ("Balsera") and Robert Feiman ("Feiman"), both officers and shareholders of Palm, were both affiliate shareholders of the Company prior to the Transaction. Also, Balsera served as Chief Financial Officer for the Company and Comm/USA prior to the Transaction. As consideration for the Comm/USA stock transfer, Palm agreed to deliver to the Company any and all of the Company's stock held by Palm, Balsera and Feiman, plus any and all options or other rights to the Company's common stock, plus the sum of $500,000, secured by 1,250,000 shares of Comm/USA common stock. The consideration is payable as follows: (i) the sum of $25,000 in cash; and (ii) a 7% interest promissory note in the amount of $475,000 with 12 monthly payments of $9,000 per month, 12 monthly payments of $12,000 per month, and a balloon payment of the balance due on March 1, 1999. Palm also agreed to the assumption of Comm/USA's liabilities.

     As of the date of filing of this Form 8-K, the Company presently has no operations. It is actively targeting acquisition candidates for merger or acquisition purposes; however, no letter

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of intent or any other agreement has as of yet been entered into between the
Company and any targeted acquisition candidate.

Item 5. Other Events.

(a) On January 31, 1997, at a special meeting of the Company's director's, among other actions and resolutions, the following actions and resolutions occurred and were passed by the Company's directors:

     1. the Company's bylaws were amended to increase the number of directors of the Company to five, and to permit the existing board to fill the vacancies until the next annual meeting of the shareholders;

     2. the Company's officers were authorized to reincorporate the Company under the laws of the State of Delaware;

     3. Robert C. Hackney, the sole director, appointed Ronald W. Hayes, Jr. and Ronald Perella as directors;

     4. Robert C. Hackney tendered his resignation as a director, which was accepted by the board. Mr. Hackney's resignation was not due to a disagreement on any matter relating to the Company's operations, policies or practices.

     5. Ronald W. Hayes, Jr. and Ronald Perella, as directors, appointed Frederick Hall as the Company's third director;

     6. Ronald Perella, Secretary and a director of the Company, was appointed Executive Vice-President of the Company;

Item 7. Financial Statements and Exhibits.

Exhibits.
1. Sale and Purchase Agreement between the Company and The Banana Corporation, Inc.

2.     Purchase Agreement between the Company and Palm Capital, Inc.

3.     Resignation of Robert C. Hackney as a director of the Company.



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                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Net Lnnx, Inc.


By:/s/ Ronald W. Hayes, Jr.
Ronald W. Hayes, Jr., President


Dated February 14, 1997